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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


           Certification and Notice of Termination under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number: 1-16005
                                                 -------

                              CHILES OFFSHORE INC.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   11200 Richmond Avenue, Suite 490, Houston, Texas 77082-2618 (713) 339-3777
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(ii)      [ ]
           Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)       [ ]
           Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(ii)      [ ]
           Rule 12g-4(a)(2)(ii)      [ ]         Rule 15d-6                [ ]
           Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or
notice date:    1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Chiles Offshore Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         CHILES OFFSHORE INC.


DATE:   August 7, 2002                   BY:   /s/ C. Christopher Gaut
      ------------------                     ---------------------------------
                                         NAME:    C. Christopher Gaut
                                              --------------------------------
                                         TITLE:   President
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